SCHEDULE A

                                      FUNDS

                                                               ANNUAL RATE OF          EFFECTIVE DATE
                                                               AVERAGE DAILY
NAME OF FUND                                                   NET ASSETS
First Trust Dow Jones Select MicroCap Index(SM) Fund            0.50%                  September 24, 2005

First Trust Value Line(R) Arithmetic Index Fund                [0.50%]

First Trust Morningstar(R) Dividend Leaders(SM) Index Fund      0.30%                  March 15, 2006

First Trust IPOX-100 Index Fund                                 0.40%                  April 13, 2006

First Trust NASDAQ-100 Equal Weighted Index(SM) Fund            0.40%                  April 25, 2006

First Trust NASDAQ-100-Technology Sector Index(SM) Fund         0.40%                  April 25, 2006